Exhibit 99.1

MannKind Announces Stock and Note Exchange Agreements with Holders of Outstanding

5.75% Senior Convertible Notes

VALENCIA, Calif., July 29, 2015 (GLOBE NEWSWIRE) – MannKind Corporation (the “Company” or “MannKind”) (Nasdaq:MNKD) today announced that it has entered into separate, privately-negotiated exchange agreements with select holders of its existing 5.75% Senior Convertible Notes due 2015 (the “2015 notes”) to exchange up to an aggregate principal amount of $84.6 million of the 2015 notes. Pursuant to the exchange agreements with certain holders (the “Note Exchange Agreements”), the Company has agreed to issue new 5.75% Senior Subordinated Convertible Notes due 2018 in the aggregate principal amount of $27.7 million (the “2018 notes”) in exchange for the same aggregate principal amount of 2015 notes. Pursuant to the exchange agreements with other holders (the “Exchange Agreements”), the Company has agreed to issue shares of its common stock in exchange for up to $56.9 million aggregate principal amount of 2015 notes. The number of shares of common stock to be issued in the stock-for-notes exchanges will be determined based on future market prices.

With respect to the note-for-note exchanges, the 2018 notes will have a maturity date of August 15, 2018 and will accrue interest at the rate of 5.75% per year on the principal amount, payable semiannually in arrears in cash on February 15 and August 15 of each year, beginning February 15, 2016, with interest accruing from August 15, 2015. On or after the date that is one year following the original issue date of the 2018 notes, MannKind will have the right to redeem for cash all or part of the 2018 notes if the last reported sale price of its common stock exceeds 130% of the conversion price then in effect for 20 or more trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date of the redemption notice. The redemption price will equal the sum of 100% of the principal amount of the 2018 notes to be redeemed, plus accrued and unpaid interest.

The 2018 notes will be convertible, at the option of the holder, at any time on or prior to the close of business on the business day immediately preceding the stated maturity date, into shares of MannKind’s common stock at a conversion rate of 147.0859 shares per $1,000 principal amount of 2018 notes, which is equal to a conversion price of approximately $6.80 per share, the same conversion price as that of the 2015 notes. The conversion rate will be subject to adjustment upon the occurrence of certain events, including a conversion of the 2018 notes in connection with a make-whole fundamental change. The terms of the 2018 notes are otherwise expected to be substantially similar to the terms of the 2015 notes. The closing of the note-for-note exchanges is expected to occur upon or shortly after certain closing conditions have been satisfied.

With respect to the stock-for-notes exchanges, the transactions are generally scheduled to be priced over a 10 trading day period spanning from July 29, 2015 to and including August 11, 2015. The number of shares to be issued with respect to each exchange date will equal approximately 1/10th of the total principal amount of the 2015 notes to be exchanged and accrued and unpaid interest thereon, divided by the exchange price for such date. The exchange price for each such date will reflect the greater of 95.75% of the volume-weighted average price (VWAP) of MannKind’s common stock for such date and 95.75% of a floor price, which floor price will initially be 94.5% of the daily VWAP on July 28, 2015, but may be adjusted by MannKind for any trading day by providing notice to the holders prior to 9:00 a.m. Eastern Time on such day. The holders will not be obligated to complete any stock-for-notes exchange for any date on which the daily VWAP is below the floor price then in effect. In the event MannKind modifies the initial floor price for any trading day during the exchange period, MannKind will promptly publish the modified floor price on the Investor Relations page of its corporate website (http://investors.mannkindcorp.com/index.cfm).

Neither the 2018 notes nor the shares of common stock to be issued in exchange for the 2015 notes have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995, including statements regarding the completion and timing of the transactions contemplated by the Exchange Agreements and the Note Exchange Agreements, the total number of shares to be issued pursuant to the Exchange Agreements, and the aggregate principal amount of 2015 notes to be exchanged. Words such as “believes”, “anticipates”, “plans”, “expects”, “intends”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations based on information currently known to MannKind, and involve known and unknown risks and uncertainties, which include, without limitation, risks associated with the satisfaction of closing conditions under the Exchange Agreements and the Note Exchange Agreements, whether and to what extent the holders will elect to exchange 2015 notes if the daily VWAP of MannKind’s common stock is below the floor price on any particular scheduled exchange date, and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

CONTACT:

Matthew J. Pfeffer

Chief Financial Officer

661-775-5300

mpfeffer@mannkindcorp.com